Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus/Information Statement of Transcept Pharmaceuticals, Inc. for the registration of shares of its common stock and to the inclusion therein of our report dated March 14, 2014, with respect to the consolidated financial statements of Transcept Pharmaceuticals, Inc. for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 28, 2014